Exhibit 99
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2012 has started well for First Mid with growth in earnings and earnings per share, balance sheet growth, reduced levels of non-performing assets, and a continued strong capital position. Net income for the first quarter of 2012 was $3,390,000 compared to $2,845,000 for the first quarter of 2011. Diluted earnings per share also increased to $.41 per share for the first quarter of 2012 compared to $.35 per share for the same period last year.

Net interest income for the first quarter of 2012 amounted to $12.1 million compared to $11.7 million last year. This was due to growth in the balance sheet with more loans, investments, and deposits than a year ago and an increase in the net interest margin. Since March 31, 2011, loan balances increased $46 million, investment balances increased $95 million, and deposit balances increased $17 million. The balance sheet shows a decline in total loan balances since year-end as we have experienced seasonal paydowns in agricultural operating loans. In addition to the balance sheet growth since last March, our net interest margin was higher for the first quarter of 2012 than the first quarter last year. The margin, on a tax equivalent basis, was 3.50% for the first quarter of 2012 compared to 3.48% last year as we have reduced our level of excess liquidity over the past year. The improvement in the net interest margin was achieved despite the continued flattening of the yield curve and historically low levels of interest rates during the first quarter of 2012.

Non-interest income also had a positive impact on earnings. Total non-interest income of $4.6 million for the first quarter of 2012 was higher than the $4 million recognized during the same period last year. Revenue from our trust, insurance, and mortgage banking areas all increased during the first quarter this year. Fees received on debit and ATM transactions also increased as we continue to attract new customers. and we recognized more in gains on the sale of securities in the first quarter of 2012 than in the first quarter of 2011. In addition, we did not incur any impairment charges on the trust preferred securities we own during this quarter as the level of community bank defaults has slowed.

Operating expenses for the first quarter of 2012 were $10.6 million compared to $10.3 million for the same period last year. The increase in costs is primarily due to compensation expense and costs incurred  to acquire customers for our brokerage operations.

Over the past few quarters, we have made significant improvement in our level of non-performing assets and continue to compare quite well to other peer banks. Our total non-performing assets (non-performing loans and other real estate owned) were $11 million at March 31, 2012 compared to $17.7 million on March 31, 2011. Provision expense for the first quarter of 2012 was $615,000 compared with $940,000 for the first quarter of 2011. Our net charge-offs for the first quarter were $442,000 compared to $682,000 last year. Our coverage ratio, or total loan loss reserve to non-accrual loans, of 161.7% remains strong when compared to our peer banks. We will continue to monitor and manage these assets closely.

Our capital ratios have also increased and remain quite strong. At March 31, 2012, our Tier 1 Capital ratio was 13.85% which is well in excess of the regulatory minimums to be considered well-capitalized. This capital position provides First Mid the ability to respond to opportunities that may lie ahead.
I have mentioned in past communications that our operating environment has been, and is likely to remain, challenging for the foreseeable future. We have focused on strengthening our balance sheet, improving asset quality, and enhancing our infrastructure during this time. We have made significant progress and our results compare well to other peer banks. That said, our management team is committed to ensuring that First Mid is an even better organization in the future. Over the past several months, we have developed a strategic initiative we have named “Excellence 2015”. This is a three-year operating plan designed to ensure that we perform at a level with the highest-performing community banks in the Midwest and that we increase value for our shareholders and customers in the future. This three-year initiative coincides with our 150th anniversary as an organization that we will celebrate in April, 2015. I will share our progress on these plans in upcoming quarterly stockholder reports. We have demonstrated a long and consistent record of performance in the past with the efforts of our dedicated professionals. We have a great team and are committed to ensuring that First Mid continues to be one of the best financial services organizations in the future.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

April 25, 2012

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Mar 31	Dec 31
	2012	2011

Assets
Cash and due from banks	$28,111	$43,356
Federal funds sold and other interest-bearing deposits	95,507	29,746
Certificates of deposit investments	12,044	13,231
Investment securities:
Available-for-sale, at fair value	482,663	478,916
Held-to-maturity, at amortized cost (estimated FV of $51 at
Mar 31, 2012 and $51 at Dec 31, 2011, respectively)	51	51
Loans	840,835	860,074
Less allowance for loan losses	(11,293)	(11,120)
Net loans	829,542	848,954
Premises and equipment, net	30,471	30,717
Goodwill, net	25,753	25,753
Intangible assets, net	3,689	3,934
Other assets	26,592	26,298
Total assets	$1,534,423	$1,500,956

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$219,688	$198,962
Interest bearing	1,013,939	971,772
Total deposits	1,233,627	1,170,734
Repurchase agreements with customers	109,043	132,380
Other borrowings	18,000	28,000
Junior subordinated debentures	20,620	20,620
Other liabilities	9,567	8,255
Total liabilities	1,390,857	1,359,989
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
8,777 shares in 2012 and 2011)	43,785	43,785
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,593,052 shares in 2012 and 7,553,094 shares in 2011)	30,372	30,212
Additional paid-in capital	29,935	29,368
Retained earnings	74,190	71,739
Deferred compensation	2,880	2,904
Accumulated other comprehensive income (loss)	3,176	3,148
Treasury stock at cost, 1,575,463 shares in 2012
and 1,546,529 in 2011	(40,772)	(40,189)
Total stockholders’ equity	143,566	140,967
Total liabilities and stockholders’ equity	$1,534,423	$1,500,956

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the year ended March 31,	2012	2011

Interest income:
Interest and fees on loans	$10,960	$11,463
Interest on investment securities	2,952	2,444
Interest on certificates of deposit	18	21
Interest on federal funds sold & other deposits	18	101
Total interest income	13,948	14,029
Interest expense:
Interest on deposits	1,427	1,819
Interest on repurchase agreements with customers	45	33
Interest on other borrowings	277	211
Interest on subordinated debt	146	261
Total interest expense	1,895	2,324
Net interest income	12,053	11,705
Provision for loan losses	615	940
Net interest income after provision for loan losses	11,438	10,765
Non-interest income:
Trust revenues	860	781
Brokerage commissions	142	155
Insurance commissions	647	608
Services charges	1,101	1,096
Securities gains (losses), net	384	181
Impairment losses on securities	0	(185)
Mortgage banking revenues	236	116
ATM / debit card revenue	879	832
Other	331	421
Total non-interest income	4,580	4,005
Non-interest expense:
Salaries and employee benefits	5,673	5,434
Net occupancy and equipment expense	2,010	1,967
FDIC insurance	234	434
Amortization of intangible assets	245	286
Legal and professional expense	611	567
Other	1,844	1,604
Total non-interest expense	10,617	10,292
Income before income taxes	5,401	4,478
Income taxes	2,011	1,633
Net income	$3,390	$2,845

Per Share Information (unaudited)
For the year ended March 31,	2012	2011
Basic earnings per common share	$0.41	$0.35
Diluted earnings per common share	$0.41	$0.35
Book value per share at Mar 31	$16.58	$14.94
OTCBB market price of stock at Mar 31	$23.00	$18.65

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the year ended March 31,	2012	2011

Balance at beginning of period	$140,967	$112,265
Net income	3,390	2,845
Dividends on preferred stock and common stock	(939)	(707)
Issuance of preferred and common stock	665	14,111
Purchase of treasury stock	(617)	(382)
Deferred compensation and other adjustments	72	32
Changes in accumulated other comprehensive income	28	745
Balance at end of period	$143,566	$128,909

CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements (unaudited):	2012	2011
For the year ended March 31,

Leverage ratio	9.18%	8.53%
Tier 1 capital to risk-weighted assets	13.85%	13.54%
Total capital to risk-weighted assets	14.99%	14.70%